Exhibit 99.1

NB&T Financial Reports Earnings for First Quarter 2011

April 26, 2011

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the first quarter of 2011 of $1.0 million, or $.29 per share. Net income for the first quarter of 2010 was $5.6 million, or $1.65 per share, largely due to a bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of American National Bank (“ANB”). In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Commenting on these results, President & C.E.O. John J. Limbert said, “Loan and non-interest income growth continue to be anemic despite what appears to be an improving economy. While non-performing assets increased approximately $532,000 in the first quarter of 2011, we are pushing to resolve problem assets sooner rather than later. Our net charge-offs of approximately $759,000 and increasing the provision to $550,000 reflects this effort.”

Net interest income was $5.9 million for the first quarter of 2011, compared to $5.6 million for the first quarter of 2010. Net interest margin increased to 3.84% for the first quarter of 2011, compared to 3.75% for the same quarter last year. The net interest margin increased primarily due to two factors. First, average loans outstanding for 2011, which had an average rate of 5.97%, increased $17.0 million, largely a result of the ANB acquisition in March 2010. Second, the average cost of interest-bearing liabilities declined from 1.48% in the first quarter of 2010 to 1.10% in the first quarter of 2011 on increased average deposits of $12.8 million. Due to increased liquidity, the Company was able to lower rates on interest-bearing deposits and reduce higher cost Federal Home Loan Bank debt by $24.5 million.

The provision for loan losses for the first quarter of 2011 was $550,000, compared to $435,000 in the same quarter last year. Net charge-offs were $759,000 in the first quarter of 2011, compared to $567,000 in the first quarter of 2010. Charge-offs in 2011 increased primarily due to the write-down of one commercial real estate loan as a result of a recently updated collateral valuation. The provision for loan losses was increased to add specific loan reserves and increase the general reserves related to increased charge-off experience. Non-performing loans increased to $11.5 million at March 31, 2011, compared to $6.8 million at March 31, 2010. The year-over-year increase in non-performing loans is due primarily to an increase in non-performing loans from the December 2009 Community National Bank and March 2010 ANB acquisitions. Approximately $2.1 million of the non-performing loans outstanding at March 31, 2011 are covered under the Company’s FDIC loss share agreement with the FDIC sharing in 80% of any future losses associated with those loans.

Total non-interest income was $2.6 million for the first quarter of 2011, compared to $10.6 million for the first quarter of 2010. Non-interest income for 2010 was higher due to the ANB bargain purchase gain and insurance agency sale previously discussed. In the first quarter of 2011, the Company realized $789,000 in gains on the sale of approximately $23.0 million in securities. The securities sold had an expected average life of less than two years and were sold to realize gains and offset losses related to foreclosures and closed bank properties.

Total non-interest expense was $6.6 million for the first quarter of 2011, compared to $7.5 million for the first quarter of 2010. In the first quarter of 2011, the Company recognized additional expenses and losses on sales of foreclosed and closed bank properties of approximately $350,000. Non-interest expenses for the first quarter of 2010 were significantly higher due to increased bonus plan expense and acquisition related expenses.

On March 14, 2011, the Board of Directors declared a dividend of $0.30 per share, payable April 25, 2011 to shareholders of record on March 31, 2011. This dividend represents a 3.4% increase over the $0.29 per share dividend declared in the first quarter of 2010.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Statements of Income
Interest income	$7,310	$7,731	$8,069	$8,350	$7,463
Interest expense	1,386	1,737	1,871	1,879	1,846

Net interest income	5,924	5,994	6,198	6,471	5,617
Provision for loan losses	550	425	225	525	435
Other non-interest income	1,769	1,892	1,888	2,018	3,077
Gain on bargain purchase	—	—	—	—	7,572
Other-than-temporary impairment charge	—	—	—	—	(50)
Net gains/(losses) on sales of securities	789	—	—	—	—

Total non-interest income	2,558	1,892	1,888	2,018	10,599
Total non-interest expenses	6,579	6,502	6,194	6,265	7,496

Income before income taxes	1,353	959	1,667	1,699	8,285
Income taxes	348	241	450	429	2,680

Net income	$1,005	$718	$1,217	$1,270	$5,605

Per Share Data
Basic earnings per share	$0.29	$0.20	$0.36	$0.37	$1.65
Diluted earnings per share	0.29	0.20	0.36	0.37	1.65
Dividends per share	0.30	0.30	0.29	0.29	0.29
Book value at quarter end	20.49	20.74	20.91	20.73	20.49
Average basic shares outstanding	3,424	3,412	3,399	3,396	3,394
Average diluted shares outstanding	3,448	3,430	3,400	3,397	3,394

Balance Sheet Items (Quarter End)
Total assets	$667,552	$690,574	$691,199	$696,400	$717,222
Securities	122,679	133,855	146,060	146,979	152,537
Loans, including loans held for sale	408,710	414,978	427,274	434,380	432,371
Allowance for loan losses	3,506	3,714	3,935	3,842	3,644
Deposits	575,375	584,373	571,723	576,081	597,804
Borrowings	16,225	28,089	40,260	40,188	40,316
Total shareholders’ equity	70,148	71,019	71,301	70,699	69,877

Assets Under Management
Total assets	$667,552	$690,574	$691,199	$696,400	$717,222
Cash management sweep accounts	47,167	37,338	46,765	43,737	47,556
Market value of trust assets	171,844	172,162	164,628	154,506	158,088

Total assets under management	$886,563	$900,074	$902,592	$894,643	$922,866

Selected Financial Ratios
Return on average assets (annualized)	0.60%	0.40%	0.69%	0.72%	3.43%
Return on average equity (annualized)	5.72	3.97	6.79	7.24	34.77
Dividend payout ratio	103.45	150.00	80.56	78.38	17.58
Net interest margin	3.84	3.69	3.84	4.00	3.75
Non-interest expense to total revenue	77.56	82.45	76.60	73.80	46.23
Average loans to average total assets	59.94	59.52	61.82	61.54	59.31

Asset Quality
Nonaccrual loans	$10,023	$9,490	$8,847	$7,587	$6,471
Accruing and 90 or more days past due	1,038	1,037	—	1	292
Restructured loans	455	457	—	—	—

Total nonperforming loans	$11,516	$10,984	$8,847	$7,588	$6,763

Other real estate owned	4,658	4,254	3,995	3,894	4,137
Net charge-offs	759	645	132	326	567

Non-performing loans to total loans	2.82%	2.65%	2.07%	1.75%	1.56%
Loan loss allowance to total loans	0.86	0.89	0.92	0.88	0.84
Loan loss allowance to non-performing loans	30.45	33.81	44.48	50.63	53.88
Loans 30+ days past due to total loans	1.18	0.87	0.70	0.81	0.73
Net charge-offs to average loans	0.75	0.61	0.12	0.58	0.58

Capital
Average equity to average total assets	10.42%	10.18%	10.16%	9.98%	9.86%
Tier 1 leverage ratio**	10.99	10.65	10.68	10.55	11.13
Total risk-based capital ratio**	18.58	18.36	18.10	17.95	17.50

**	Estimated for current quarter end